Exhibit (h)(i) under Form N-1A
                                                  Exhibit 10 under 601/Reg S-K



                             AMENDED AND RESTATED
                           ADMINISTRATION AGREEMENT


      AGREEMENT, amended and restated as of August 4, 2003, severally and not jointly, among BBH FUND, INC., BBH COMMON SETTLEMENT FUND, INC. and BBH COMMON SETTLEMENT FUND II, INC., each a Maryland corporation, BBH TRUST, a Massachusetts business trust, and BBH U.S. MONEY MARKET PORTFOLIO, a New York trust (each, an "Investment Company"), on behalf of each of their series and classes of shares (each, a "Fund", and collectively, the "Funds"), and Brown Brothers Harriman Trust Company, LLC (the "Administrator"). This Agreement was initially effective with respect to each Investment Company on the date set forth in Exhibit A.

            W I T N E S S E T H:

            WHEREAS,   each  Investment  Company  is  a  diversified  open-end
management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

            WHEREAS, each Investment Company has been organized for the purpose of investing its funds in securities and has retained an investment adviser on behalf of each Fund for this purpose and desires to avail itself of the facilities available to the Administrator with respect to the administration of the day to day affairs of each Investment Company and each Fund, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, the parties agree as follows:

            Section 1. Each Investment Company hereby appoints the Administrator to administer all aspects of the operations of the Corporation and each Fund (except those subject to the supervision of a Fund's investment adviser), subject to the overall supervision of the Directors/Trustees of each Investment Company for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

            Section 2. Subject to the supervision of the Directors/Trustees of each Investment Company, the Administrator shall administer all aspects of the operations of each Investment Company and each Fund (except those subject to the supervision of a Fund's investment adviser) and, in connection therewith, shall (i) furnish the Investment Company with adequate office facilities, utilities, office equipment and related services; (ii) be
responsible  for  the  financial  and  accounting   records   required  to  be
maintained for each Fund (including those being maintained by each Fund's custodian) other than those being maintained by each Fund's investment adviser; (iii) furnish the Investment Company and each Fund with ordinary clerical, bookkeeping and recordkeeping services at such office facilities;
(iv) arrange, but not pay for, the preparation for each Fund of all required tax returns and reports to its shareholders and the Securities and Exchange Commission and the periodic updating of its prospectus; and (v) oversee the performance of administrative and professional services to the Investment Company and each Fund by others, including each Fund's custodian, transfer agent and shareholder servicing agent.

            In  connection  with the  services  rendered by the  Administrator under this Agreement, the Administrator assumes and will pay all expenses incurred by the Administrator or by the Investment Company or a Fund in connection with administering the ordinary course of business of the Investment Company or a Fund, other than those assumed by the Investment Company herein.

Each Investment Company assumes and will pay the expenses described below:

            (a) the fees and expenses of any investment adviser or expenses otherwise incurred for a Fund in connection with the management of the investment and reinvestment of its assets,

            (b) the fees and expenses of Directors/Trustees of the Investment Company who are not affiliated persons of the Administrator, or of any entity with whom the Administrator has subcontracted its performance under this Agreement (the "Subadministrator") or any investment adviser of a Fund or of an investment company in which a Fund invests its investable assets,

            (c) the fees and  expenses of a Fund's  custodian  which relate to
(i) the custodial function and the recordkeeping connected therewith, (ii) the maintenance of the required accounting records of the Fund not being maintained by the Administrator or the Subadministrator, (iii) the pricing of the shares of the Fund, including the cost of any pricing service or services which may be retained pursuant to the authorization of the Directors/Trustees of the Investment Company, and (iv) the cashiering function in connection with the issuance and redemption of the Fund's securities,

            (d)   the  fees  and  expenses  of a  Fund's  transfer  agent  and
shareholder   servicing  agent,  which  relate  to  the  maintenance  of  each shareholder account and the fees and expenses of any eligible institution,

            (e) the charges and expenses of legal counsel and independent accountants for the Investment Company and a Fund,

            (f)   brokers'   commissions  and  any  issue  or  transfer  taxes
chargeable to a Fund in connection with its securities transactions,

            (g) all taxes and corporate fees payable by the Investment Company or a Fund to federal, state or other governmental agencies,

            (h) the fees of any trade association of which the Investment Company may be a member,

            (i) the cost of certificates, if any, representing shares of a Fund,

            (j) the fees and expenses involved in registering and maintaining registrations of the Investment Company and of Fund shares with the Securities and Exchange Commission, registering the Investment Company as a broker or dealer and qualifying Fund shares under state securities laws, including the preparation and printing of each Investment Company's registration statements and Fund prospectuses for filing under federal and state securities laws for such purposes,

            (k)   the cost of any liability insurance or fidelity bonds,

            (l) allocable communications expenses with respect to investor services and all expenses of shareholders' and Directors'/Trustees' meetings and of preparing, printing and mailing reports and prospectuses to Fund shareholders in the amount necessary for distribution to shareholders, and

            (m) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of business of the Investment Company or a Fund. General expenses of the Investment Company shall be allocated among the series and classes, as the case may be, on the basis of relative net assets and direct expenses shall be charged directly to the respective series and classes, as the case may be.

            Section 3. As full compensation for the services performed and the facilities furnished by the Administrator, the Administrator shall receive a fee from each Fund as identified in Appendix A hereto. Such fees are computed daily and paid monthly at an annual rate of a percentage of the average daily net assets of each Fund.

            Section 4. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of a Fund's assets.

            Section 5. The Administrator shall not be liable for any error of judgment or for any loss suffered by an Investment Company or a Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

            Section 6. The Administrator may subcontract for the performance of its obligations hereunder with any one or more persons; provided, however, that the Administrator shall not enter into any such subcontract unless the
Directors/Trustees of the Investment Company shall have found the subcontracting party to be qualified to perform the obligations sought to be subcontracted, and provided further that unless the Investment Company otherwise expressly agrees in writing, the Administrator shall be as fully responsible to the Investment Company for the acts and omissions of any subcontractor as it would be for its own acts or omissions. If permitted by the subadministration agreement between the Administrator and the subadministrator, the subadministrator may authorize and permit any of its directors, officers and employees who may be elected as officers of the Investment Company to serve in the capacities in which they are elected and the subadministrator will pay the salaries of all personnel of the Investment Company who are affiliated with the subadministrator.

            Section 7.  This Agreement shall become  effective with respect to each Fund on the date determined by mutual agreement of the parties. This Agreement shall continue in effect with respect to each Fund for two years from the date of its effectiveness and thereafter, but only so long as its continuance is specifically approved at least annually in the same manner as an investment advisory contract under the 1940 Act; provided, however, that this Agreement may be terminated by an Investment Company at any time, without the payment of any penalty, by the Directors/Trustees of the Investment Company or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Investment Company, upon not less than 60 days' written notice to the Administrator, or by the Administrator at any time, without the payment of any penalty, upon not less than 90 days' written notice to the Investment Company. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

            Section 8. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Administrator who may also be an officer or employee of an Investment Company to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

            Section 9. During the term of this Agreement, each Investment Company agrees to furnish the Administrator at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of a Fund or the public, which refer in any way to the Administrator, prior to use thereof and not to use such material if the Administrator reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Investment Company will continue to furnish to the Administrator copies of any of the above-mentioned materials which refer in any way to the
Administrator. Each Investment Company shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Investment Company and each Fund as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

            Section 10. This Agreement may be amended only by mutual written consent.

            Section 11. The Directors/Trustees have authorized the execution of this Agreement in their capacity as Directors/Trustees and not individually and the Administrator agrees that neither Fund shareholders nor the Directors/Trustees nor any officer, employee, representative or agent of any Investment Company shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by an Investment Company, that neither Fund shareholders nor the Directors, Trustees, officers, employees, representatives or agents of an Investment Company shall be personally liable hereunder, and that the Administrator shall look solely to the property of each Investment Company and each Fund for the satisfaction of any claim hereunder.

            Section 12. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at 140 Broadway, New York, New York, 10005, Attention: Managing Director; or (2) to the Corporation at 40 Water Street, Boston, Massachusetts 02109, Attention:
President.

            Section 13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            Section 14. The parties agree that the assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.


                        BBH FUND, INC.
                        BBH TRUST
                        BBH COMMON SETTLEMENT FUND, INC.
                        BBH COMMON SETTLEMENT FUND II, INC.
                        BBH U.S. MONEY MARKET PORTFOLIO


                        By:  /s/ Judith J. Mackin
                        Name:  Judith J. Mackin
                        Title:  Vice President


                        BROWN BROTHERS HARRIMAN TRUST COMPANY, LLC


                        By:  /s/ Donald B. Murphy
                        Name:  Donald B. Murphy
                        Title:  Chairman

                                                                    APPENDIX A

I.          ADMINISTRATION AGREEMENT ANNUAL FEE RATES


Fund:       Annual Fee Rate:           Effective Date:

BBH FUND, INC.:
BBH Broad Market Fixed Income Fund         0.10%       November 1, 1993

BBH European Equity Fund                   0.10%       November 1, 1993

BBH Inflation-Indexed Securities Fund      0.10%       November 1, 1993

BBH International Equity Fund              0.10%       November 1, 1993

BBH Pacific Basin Equity Fund              0.10%       November 1, 1993

BBH Tax-Efficient Equity Fund              0.15%       November 1, 1993

BBH TRUST:
BBH Tax-Exempt Money Fund                  0.10%       November 1, 1993

BBH Tax-Free Short/Intermediate Fixed Income Fund      0.15%November 1, 1993

BBH U.S. Treasury Money Fund               0.10%       November 1, 1993

BBH U.S. MONEY MARKET PORTFOLIO            0.035%      March 1, 1999

BBH COMMON SETTLEMENT FUND, INC.           0.01%       August 15, 2000

BBH COMMON SETTLEMENT FUND II, INC.        0.03%       May 10, 2001